Certified Resolutions

The undersigned hereby certifies that he is the duly elected Secretary of The RAM Funds (the “Fund”) and that the Board of Trustees, including a majority of the Trustees who are not “interested persons” of the Trust, adopted the following resolutions, at a meeting in which a quorum was present, on April 21, 2011.

WHEREAS, the Trustees of the Trust, including a majority of the Independent Trustees, have reviewed the amount, type, form and coverage of the fidelity bond through Federal Insurance Company (the “Fidelity Bond”); and

WHEREAS, the amount of coverage under the Fidelity Bond is $350,000, being equal to or greater than the minimum amount of bond required by Rule 17g-1 promulgated under the Investment Company Act of 1940;

NOW, THEREFORE, BE IT RESOLVED, that the amount, type, form and coverage of the Fidelity Bond are reasonable and the Fidelity Bond be, and it hereby is, ratified and approved for the annual term ending March 31, 2012; and

FURTHER RESOLVED, that the premium of $1,400 paid by the Trust under the Fidelity Bond for the annual term ending March 31, 2012 be, and it hereby is, ratified and approved; and

FURTHER RESOLVED, that the Secretary or an Assistant Secretary of the Trust be, and he or she hereby is, designated as the person who shall make the filings and give the notices required by paragraph (g) of Rule 17g-1; and

FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized to take any and all other actions deemed necessary or appropriate to effectuate these resolutions.

Witness my hand this 26th day of April, 2011.

/s/ Frank L. Newbauer
Frank L. Newbauer Secretary